UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2024

THE MARQUIE GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-54163	26-2091212
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

7901 4th Street North, Suite 4887 St. Petersburg, Florida	33702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 351-3021

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2024, the Company entered into the Equity Commitment Agreement by and among the Company, and MacRab, LLC a Florida Limited Liability Company (the "Selling Stockholder"), pursuant to which MacRab has agreed to purchase up to one million two-hundred fifty thousand dollars ($1,250,000) of the Company's common stock to be sold at a 20% discount to the average of the two (2) lowest Volume Weighted Average Price of the Issuer’s common stock during the five (5) trading days after the clearing date. Furthermore, the put shares issuable from the Equity Commitment Agreement must be registered with the SEC in a current registration statement and MacRab shall only be required to purchase up to 4.99% of the issued and outstanding shares of common stock of the Company. The registration rights of MacRab are outlined in the Registration Rights Agreement filed as an exhibit to this report and details the obligations of the Company.

Under applicable SEC rules and relevant Exchange Act Compliance and Disclosure Interpretations, we are registering 1,250,000,000 shares of common stock that may be issued pursuant to the Equity Commitment Agreement and sold by the Selling Stockholder. However, because the actual date and price per share for the issuance of shares under the Equity Commitment Agreement is unknown, the actual purchase price for the shares is unknown. Accordingly, we caution readers that, although we are registering 1,250,000,000 shares, there is a minimum purchase price of $0.0001 under the Equity Commitment Agreement, and therefore a potential for a maximum of 15,000,000,000 shares that may be issued by the Company pursuant to the Equity Commitment Agreement. Therefore, the number of shares issued from the Equity Commitment Agreement may be substantially greater than the number of shares being registered hereunder.

The Selling Stockholder has engaged Wilson Davis & Co., Inc. to act as broker-dealer in connection with the sale by the Selling Stockholder of the shares, offered pursuant to the Prospectus. For its services, Wilson Davis & Co., Inc. will be reimbursed for certain expenses, not to succeed $10,000, and receive a commission of 4.5% of any sales in addition to its customary fees and charges.

Other than as set forth above, there are no trading volume requirements or restrictions under the Equity Commitment Agreement. With respect to the Equity Commitment Agreement, we will control the timing and amount of any sales of our common stock to MacRab.

Conditions to Sales

Equity Commitment Agreement

Under the Equity Commitment Agreement, the following conditions must be satisfied in order for us to sell shares of our common stock to MacRab:

•	The registration statement of which this prospectus forms a part, and any amendment or supplement thereto, must be declared effective for the sale of our shares to MacRab.

•	Our representations and warranties contained in the Equity Commitment Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or MacRab.

•	We must have performed in all material respects all covenants, agreements and conditions required by the Equity Commitment Agreement to be performed, satisfied or complied with by us.

•	No statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Equity Commitment Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Equity Commitment Agreement.

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•	The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock or Financial Industry Regulatory Authority, Inc. and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

•	The number of shares of our common stock to be purchased by MacRab at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by MacRab, would result in MacRab owning more than 4.99% of all of our outstanding common stock.

•	We must have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

Equity Commitment Agreement Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to MacRab to terminate the Equity Commitment Agreement.

No Short-Selling by the Selling Stockholder

The Selling Stockholder has agreed that neither they nor any of their respective affiliates shall engage in any direct or indirect short-selling of our common stock during any time prior to the termination of the Equity Commitment Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Marquie Group, Inc.

Date: November 15, 2024	By:	/s/ Marc Angell
	Name:	Marc Angell
	Title:	Chief Executive Officer

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